Exhibit 6

SYNDICATION AGREEMENT, dated as of May 10, 2006 (the “Agreement”), between J.P. MORGAN SECURITIES INC., a Delaware corporation (the “Initial Purchaser”) and the several investors listed on the signature pages hereto (each a “Backstop Purchaser” and collectively the “Backstop Purchasers”).

Introductory Statement

Reference is made to the equity commitment agreement of even date herewith between the Initial Purchaser and Owens Corning (“Issuer”), a copy of which is attached hereto as Exhibit A (as amended, supplemented or otherwise modified, the “Commitment Agreement”). Capitalized terms used herein that are not defined herein but are defined in the Commitment Agreement shall have the meanings assigned to them in the Commitment Agreement.

Certain of the Backstop Purchasers hold Pre-Petition Bonds and have agreed to the Settlement Term Sheet with the Issuer and the other parties signatory thereto. The Backstop Purchasers and the Issuer have requested the Initial Purchaser to enter into the Commitment Agreement to facilitate certain of the transactions contemplated by the Settlement Term Sheet and the Initial Purchaser is willing to do so, subject to the terms, conditions and limitations set forth in the Commitment Agreement. The execution and delivery of this Syndication Agreement is a condition precedent to the Initial Purchaser’s obligations under the Commitment Agreement, and the Initial Purchaser is relying on the obligations, representations and warranties of each Backstop Purchaser contained herein in obligating itself under the Commitment Agreement.

1.            Agreement to Sell and Purchase Unsubscribed Shares.

(a) To the extent the Initial Purchaser shall purchase Unsubscribed Shares under the Commitment Agreement, the Initial Purchaser shall sell to each Backstop Purchaser for a purchase price equal to $30.00 per Share such Backstop Purchaser’s Pro Rata Share of the aggregate amount of Unsubscribed Shares purchased by the Initial Purchaser. As used in this Agreement, “Pro Rata Share” shall mean, for each Backstop Purchaser, the fraction equal to (i) such Backstop Purchaser’s respective Purchase Commitment specified in writing by the Initial Purchaser contemporaneously with the execution hereof divided by (ii) $2,187,000,000, with appropriate rounding.

(b) The Initial Purchaser shall provide a copy of the Purchase Notice or the Satisfaction Notice, as applicable, to each Backstop Purchaser promptly upon receipt of such notice from the Company. The Initial Purchaser shall send to each Backstop Purchaser at least one (1) Business Day before the Settlement Date (as hereinafter defined) a written notice specifying the aggregate amount of Unsubscribed Shares being purchased by the Initial Purchaser (the “Backstop Notice”). Each of the Backstop Purchasers, severally and not jointly, agrees that such Backstop Purchaser shall, immediately after the purchase of Unsubscribed Shares by the Initial Purchaser pursuant to the Commitment Agreement, purchase from the Initial Purchaser its Pro Rata Share of the aggregate amount of Unsubscribed Shares specified in such Backstop Notice at a purchase price of $30.00 per each such purchased share.

(c) Each Backstop Purchaser’s payment of its purchase price for Unsubscribed Shares, if any, shall be made without setoff or counterclaim not later than 12:00 Noon, New York City time, on the first Business Day after the Business Day that such Backstop Purchaser receives the Backstop Notice. Each such Business Day is hereinafter referred to as a “Settlement Date.”

(d) Each Backstop Purchaser’s payment pursuant to this Section 1 shall be made by wire transfer to the Initial Purchaser at the account specified herein, in United States Dollars (“Dollars”) and in immediately available funds. Interest shall be payable daily on any unpaid such amounts from the Settlement Date until payment in full at the rate that is equal to the 1-month London Interbank Offered Rate for Dollar deposits appearing on the Reuters Screen LIBO Page as of approximately 11:00 a.m. London time on the date two business days prior to the Settlement Date (or, if such rate does not appear on such Reuters Screen LIBO Page, from such other source as Initial Purchaser shall reasonably determine), plus six per cent. In addition, each Backstop Purchaser that defaults in its obligation under paragraph 1(a) shall pay or reimburse the Initial Purchaser for the reasonable costs and expenses, including the fees and expenses of its counsel, of collecting and enforcing the obligations of such defaulting Backstop Purchaser.

(e) The delivery by the Initial Purchaser to each Backstop Purchaser of shares purchased by such Backstop Purchaser pursuant to this Agreement shall be effected on the Settlement Date through the facilities of Depository Trust Company.

(f) If any Backstop Purchaser informs the Initial Purchaser that such Backstop Purchaser’s purchase of Unsubscribed Shares from the Initial Purchaser is subject to the terms of the HSR Act and the applicable waiting period shall not have expired or been terminated with respect to such purchase, the Shares to be purchased by such Backstop Purchaser shall be placed on the Settlement Date in an escrow account with a bank not affiliated with either the Initial Purchaser or such Backstop Purchaser, which bank shall be satisfactory to the Initial Purchaser (“Escrow Bank”). The Backstop Purchaser agrees to pay all fees and charges to the Escrow Bank as necessary to establish and maintain the escrow account. The terms of the escrow arrangement shall be acceptable to the Initial Purchaser in form and substance, and shall include provisions explicitly precluding such Backstop Purchaser from exercising any voting rights or receiving the benefit of any dividends or other profits accrued during the escrow period. Further, the terms of the escrow arrangement shall contain an unwind provision requiring the Escrow Bank to sell the escrowed Shares to be purchased by such Backstop Purchaser into the market through underwriting arrangements acceptable to the Backstop Purchaser and the Initial Purchaser if the applicable HSR waiting period shall not have expired or been terminated within 90 days of the Settlement Date. If the HSR waiting period expires or is terminated within 90 days of the Settlement Date, one business day following the expiration or termination of the HSR waiting period, the Escrow Bank shall distribute the escrowed Shares to such Backstop Purchaser.

2.            Nature of Obligations.                 Each Backstop Purchaser’s obligations under Section 1 shall be absolute, unconditional and irrevocable under any and all circumstances (including without limitation any adverse change in the business, prospects, condition (financial or otherwise) of the Issuer and its subsidiaries, or any disruption of or material adverse change in conditions in the financial, banking or capital markets) and irrespective of any setoff, counterclaim or defense to payment that such Backstop Purchaser may have against the Initial Purchaser, any other Backstop Purchaser, the Issuer or any other Person or any default in performance by any other Backstop Purchaser. Each Backstop Purchaser also agrees that the Initial Purchaser shall not be responsible for, and such Backstop Purchaser’s obligations under Section 1 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged. Any determination made by the Initial Purchaser under the Commitment Agreement or this Agreement shall be binding on each Backstop Purchaser absent fraud, gross negligence or willful misconduct. The Initial Purchaser shall not be liable for any error, omission, interruption or delay in connection with this Agreement, the Commitment Agreement, the Amended Plan, the Rights, the Unsubscribed Shares, New Common Stock, Pre-Petition Bonds or any other transaction contemplated hereby or thereby, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of the Initial Purchaser. Any action taken or omitted by the Initial Purchaser under or in connection with this Agreement, the Commitment Agreement, the Amended Plan, the Rights, the Unsubscribed Shares, New Common Stock, Pre-Petition Bonds or any other transaction contemplated hereby or thereby in the absence of fraud, gross negligence or willful misconduct, shall be binding on each Backstop Purchaser and shall not result in any liability of the Initial Purchaser to such Backstop Purchaser. The obligations of the Backstop Purchasers under Section 1 shall terminate automatically upon the termination of the Initial Purchaser’s obligations under the Commitment Agreement.

3.            No Reliance on, or Liability of, Initial Purchaser.

(a) The Initial Purchaser shall have the same rights and powers in its capacity as a Backstop Purchaser and as a holder of Pre-Petition Bonds and New Common Stock as any other Backstop Purchaser and may exercise the same as though it were not the Initial Purchaser, and the Initial Purchaser and its Affiliates may engage in any kind of business with the Issuer or any Backstop Purchaser as if it were not the Initial Purchaser.

(b) Neither the Initial Purchaser nor any of its employees, officers, directors, representatives, attorneys, advisors or affiliates (all of the foregoing collectively “Related Parties”) shall have any duties or obligations to Backstop Purchasers in respect of the Issuer or under or in respect of this Agreement, the Commitment Agreement, the Amended Plan, the Rights, the Unsubscribed Shares, New Common Stock, Pre-Petition Bonds or any other transaction contemplated hereby or thereby, except those expressly set forth herein and the duty to deal with such parties in good faith. Without limiting the generality of the foregoing, (a) neither the Initial Purchaser nor any of the Related Parties shall be subject to any fiduciary or other implied duties to the Backstop Purchasers, (b) neither the Initial Purchaser nor any of the Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers hereunder that the Initial Purchaser is required to exercise in writing as directed by Backstop Purchasers holding a majority of Purchase Commitments, and (c) (i) neither the Initial Purchaser nor any of the Related Parties shall have any duty to any Backstop Purchaser to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the Backstop Purchasers any information relating to the Issuer or any of its subsidiaries that may have been communicated to or obtained by the Initial Purchaser or any of its Affiliates in any capacity and (ii) the Backstop Purchasers may not rely, and have not relied, on any due diligence investigation that the Initial Purchaser or any person acting on its behalf may have conducted with respect to the Company, any of its subsidiaries or affiliates or any of their respective securities. Neither the Initial Purchaser nor any of the Related Parties shall be liable for any action taken or not taken by any of them with the written consent or at the written request of Backstop Purchasers holding a majority of Purchase Commitments or in the absence of its own fraud, gross negligence or willful misconduct. Neither the Initial Purchaser nor any of the Related Parties shall have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, the Commitment Agreement, the Amended Plan, the Rights, the Unsubscribed Shares, New Common Stock, Pre-Petition Bonds or any other transaction contemplated hereby or thereby, or in any reports made by the Issuer with the Securities and Exchange Commission, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, in the Commitment Agreement or the Amended Plan, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the Commitment Agreement, the Amended Plan, the Rights, the Unsubscribed Shares, New Common Stock, Pre-Petition Bonds or any other transaction contemplated hereby or thereby or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in the Commitment Agreement or the Amended Plan, nor shall they have any responsibility to any Backstop Purchasers in respect of any of the foregoing.

(c) The Initial Purchaser and any of the Related Parties shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Initial Purchaser and any of the Related Parties also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Initial Purchaser may consult with legal counsel (who may be counsel for the Issuer), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(d) The Initial Purchaser may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Initial Purchaser, which sub-agents shall be affiliates of the Initial Purchaser. The Initial Purchaser and any such sub-agent may perform any and all its duties and exercise its rights and powers through Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Initial Purchaser and any such sub-agent, and shall apply to their respective activities in connection with the transactions provided for herein, in the Commitment Agreement or the Amended Plan as well as activities as Initial Purchaser, provided that the Initial Purchaser shall continue to be responsible for its obligations hereunder.

(e) Each Backstop Purchaser acknowledges that it has, independently and without reliance upon the Initial Purchaser, any Related Parties or any other Backstop Purchaser and based on such documents and information as it has deemed appropriate, made its own investment, tax, legal and economic analysis of this Agreement, the Amended Plan, the Issuer and its subsidiaries, the Pre-Petition Bonds, the Rights and the New Common Stock and its own independent decision to enter into this Agreement and is not relying on any representation or warranty of, or information or analysis provided by or on behalf of, the Initial Purchaser or any Related Parties concerning this Agreement, the Commitment Agreement, the Issuer and its subsidiaries, the Amended Plan, the Rights, the New Common Stock and the Pre-petition Bonds. Each Backstop Purchaser also acknowledges that it will, independently and without reliance upon the Initial Purchaser, any Related Parties or any other Backstop Purchaser and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, the Amended Plan, the Rights, the Unsubscribed Shares, New Common Stock, Pre-Petition Bonds or any other transaction contemplated hereby or thereby.

(f) Each Backstop Purchaser, severally and not jointly, agrees to indemnify the Initial Purchaser and its Related Parties (to the extent not reimbursed by the Issuer and without limiting the obligation of the Issuer to do so), (i) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Initial Purchaser as a result of any representation or warranty of such Backstop Purchaser made herein being untrue or incorrect in any material respect, and (ii) for its Pro Rata Share of any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Initial Purchaser in any way relating to or arising out of, this Agreement, the Commitment Agreement, the Rights, the Unsubscribed Shares, the Amended Plan, any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Initial Purchaser or the Related Parties under or in connection with any of the foregoing; provided that no Backstop Purchaser shall be liable for (i) the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from Initial Purchaser’s or Related Parties’ fraud, gross negligence or willful misconduct and (ii) any payment under this Section 3(f) in excess of such Backstop Purchaser’s Purchase Commitment.

(g) If such indemnification is for any reason not available or insufficient to hold the Initial Purchaser or such Related Parties harmless, each Backstop Purchaser, severally and not jointly, agrees to contribute to the liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements referred to in paragraph 3(f) in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by such Backstop Purchaser, on the one hand, and by the Initial Purchaser and the Related Parties, on the other hand, with respect to this Agreement or, if such allocation is determined by a court or arbitral tribunal of competent jurisdiction to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of such Backstop Purchaser, on the one hand and of the Initial Purchaser and the Related Parties on the other hand. Relative benefits to the Backstop Purchaser, on the one hand, and to the Initial Purchaser and the Related Parties, on the other hand, with respect to the Commitment shall be deemed to be in the same proportion as the Backstop Purchaser’s Pro Rata Share. For the avoidance of doubt, no Backstop Purchaser shall be liable for any payment under this Section 3(g) in excess of such Backstop Purchaser’s Purchase Commitment.

4.            Fees.

(a)         Each Backstop Purchaser shall receive from Initial Purchaser, on the first Business Day after it shall have fulfilled its obligations under Section 1 (or, if no purchase is required from such Backstop Purchaser under Section 1 hereof, on the first Business Day after the delivery of the Satisfaction Notice to the Initial Purchaser), a fee in an amount equal to such Backstop Purchaser’s Pro Rata Share of the amount equal to the difference between (i) (x) the Backstop Fee paid by the Issuer pursuant to the Commitment Agreement and actually received by the Initial Purchaser and (y) the Extension Fee, if any, paid by the Issuer pursuant to the Commitment Agreement and actually received by the Initial Purchaser, minus

(ii) 1% of the aggregate Purchase Commitments (including the Purchase Commitments of the affiliates of the Initial Purchaser).

(b) In the event that the Initial Purchaser shall receive a Termination Fee from the Issuer, the Initial Purchaser shall promptly notify each Backstop Purchaser of such receipt and shall retain for its own account twenty-five percent (25%) of such Termination Fee and shall remit to each Backstop Purchaser, within one Business Day of receipt, such Backstop Purchaser’s Pro Rata Share of the balance of such Termination Fee.

(c) Each payment pursuant to this Section 4 shall be made by wire transfer to each such Backstop Purchaser at its account specified herein, in United States Dollars and in immediately available funds. In the event that any portion of the fees, expenses or other amounts payable by the Company pursuant to the Commitment Agreement which are paid by Initial Purchaser to a Backstop Purchaser pursuant to this Section 4 are subject to disgorgement pursuant to an order vacating or reversing the Agreement Order (as defined in the Commitment Agreement), each Backstop Purchaser shall be responsible to reimburse the Initial Purchaser for its Pro Rata Share of the amounts so disgorged.

5.            Representations and Warranties. Each of the Backstop Purchasers, severally and not jointly, represents and warrants to, and agrees with, the Initial Purchaser, and, as to paragraphs (a) through (e) below, the Initial Purchaser represents and warrants to, and agrees with each of the Backstop Purchasers, as set forth below:

(a) It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) It has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, including without limitation the purchase of its Pro Rata Share of the Unsubscribed Shares, and has taken all action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Its execution and delivery of this Agreement and the performance of its obligations hereunder do not violate or conflict with any provision of its constitutional documents, any law, order or judgment applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(d) Except for the Amended Plan and the Court Orders and as expressly disclosed in writing to the Initial Purchaser, no material consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, any federal or state regulatory or governmental agency is required in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. All such required material consents, authorizations, approvals, orders, exemptions, registrations, qualifications and other actions of and filings and notices will have been obtained, taken or made, as the case may be, and all statutory or regulatory waiting periods will have elapsed, prior to its purchase of Shares on the Settlement Date; provided that with respect to the HSR Act, this representation shall not be deemed untrue or incorrect if such Backstop Purchaser has entered into an escrow arrangement conforming to Section 1(f) hereof.

(e) This Agreement has been duly and validly executed and delivered such party and constitutes, or will constitute upon execution, as applicable, its valid and binding obligation, enforceable against it in accordance with its terms.

(f) It understands that the Unsubscribed Shares have not been registered for sale to the Initial Purchaser or the Backstop Purchasers pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law. The Unsubscribed Shares will not be offered for sale, sold or otherwise transferred by the Backstop Purchaser except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and at all times in accordance with any applicable state securities laws.

(g) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares being acquired hereunder. It is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and a “qualified institutional buyer” as defined in Rule 144A. It understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Shares for an indefinite period of time).

(h) It is not and, after giving effect to the transactions contemplated hereby, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), that is required to be registered under the 1940 Act.

(i) It has obtained adequate information concerning the Issuer to make the decision to enter into this transaction and has been afforded an adequate opportunity to seek and obtain additional information from, and otherwise to conduct due diligence of, the Issuer.

(j) It is acting and will at all times act independently of the Initial Purchaser with respect to the voting of or disposition of New Common Stock other than as contractually required by the Registration Rights Agreement.

6.            Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by telecopy, as follows:

(i) if to the Initial Purchaser, to:

J.P. Morgan Securities Inc. Operations Group
270 Park Avenue, 17th Floor
New York, New York 10017
Attention: Mr. Stanley Lim
Telecopy No. (212) 270-2157

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Michael D. Nathan
Mark Thompson
Telecopy No.: (212) 455-2502

(ii) if to a Backstop Purchaser, to it at its address (or telecopy number) set forth on Schedule I.

(b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

7.        Waivers; Amendments.

(a)  No failure or delay by any party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Initial Purchaser with the consent of the holders of a majority of the Purchase Commitments other than the Initial Purchaser and its affiliates; provided that no such agreement shall (i) increase or decrease the Purchase Commitment of, or any amounts payable by, any Backstop Purchaser without the written consent of such Backstop Purchaser, (ii) reduce any amount payable hereunder to a party, without the written consent of such party, (iii) postpone the scheduled date of any delivery or payment hereunder, without the written consent of each party affected thereby, (iv) alter the Pro Rata Share of any Backstop Purchaser, without the written consent of such Backstop Purchaser, or (v) change any of the provisions of this Section or any other provision hereof specifying the number or percentage of Backstop Purchasers required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Backstop Purchaser. In addition the Initial Purchaser will not enter into any amendment to or waiver under the Commitment Agreement which will adversely affect the rights or obligations of the Backstop Purchasers under this Agreement or with respect to the Commitment Agreement without the written consent of Backstop Purchasers holding a majority of the Purchase Commitments (other than the Initial Purchaser and its affiliates).

(c) The Initial Purchaser agrees upon the timely written request of Backstop Purchasers (excluding the Initial Purchaser) holding at least 66 2/3% of the Purchase Commitments (excluding the Purchase Commitments of the Initial Purchaser and its affiliates) to exercise its right, if available, to terminate the Commitment Agreement pursuant to Section 10(a)(vi) thereof.

8.        Successors and Assigns; No Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. The Initial Purchaser may not assign or otherwise transfer any of its obligations hereunder without the prior written consent of each Backstop Purchaser (and any attempted assignment or transfer by the Initial Purchaser without such consent shall be null and void) and (ii) no Backstop Purchaser may assign or otherwise transfer its rights or obligations hereunder without the prior written consent of the Initial Purchaser and the Backstop Purchasers holding a majority of the Purchase Commitments other than the Initial Purchaser and its affiliates. Nothing in this Agreement is intended to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement except to the extent such Person is expressly identified or described herein.

9.        Survival. All covenants, agreements, representations and warranties made by the any party herein shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the closing of any transactions contemplated herein, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any other party may have had notice or knowledge of any incorrect representation or warranty at any time.

10.     Non-Interference. Each Backstop Purchaser represents, warrants and covenants that it is not, and will not become, a party to or participant in any competing or other transaction inconsistent with this Agreement or the Commitment Agreement.

11.     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Initial Purchaser and when the Initial Purchaser shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

13.     Governing Law; Jurisdiction; Consent to Service of Process; Damage Waiver.

 (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c)  Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process by registered mail. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) To the extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any other party hereto or any employees, officers, directors, representatives, attorneys, advisors or affiliates of any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any transaction contemplated hereby.

14.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.     Tax Disclosure. The parties hereto hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

J.P. MORGAN SECURITIES INC., as Initial
Purchaser

By _________________________
Name:
Title:

PLEASE SEE ATTACHED SIGNATURE PAGES FOR EACH BACKSTOP PURCHASER

SCHEDULE I

Name, Address and Account Detail for Each Backstop Purchaser